Exhibit 3.1

DIGITAL REALTY TRUST, INC.

ARTICLES OF AMENDMENT

Digital Realty Trust, Inc., a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in their entirety the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows:

The Corporation has authority to issue 612,000,000 shares of stock, consisting of 502,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 110,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $6,120,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 502,000,000 shares of stock, consisting of 392,000,000 shares of Common Stock, $.01 par value per share, and 110,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $5,020,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 612,000,000 shares of stock, consisting of 502,000,000 shares of Common Stock, $.01 par value per share, and 110,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $6,120,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary on this 23rd day of December, 2024.

DIGITAL REALTY TRUST, INC.

By:	/s/ Andrew P. Power
Name: Andrew P. Power
Title: President and Chief Executive Officer

ATTEST:

/s/ Jeannie Lee
Name:	Jeannie Lee
Title:	Executive Vice President, General Counsel and Secretary